Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated and effective this 16th day of January, 2014, between GREAT WESTERN BANK, a South Dakota corporation, hereinafter called “Employer”, which is an indirect subsidiary of National Australia Bank Limited (“NAB”), and KENNETH KARELS, of Sioux Falls, South Dakota, hereinafter called “Employee,”

THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Employment.

The Employee has been employed by the Employer as its President and Chief Executive Officer, since November 5, 2010 (Employment) and will continue to employ the Employee, upon the terms and conditions hereinafter set forth.

2.	Term of Employment.

The Employment commenced on November 5, 2010 and will continue on the terms and conditions contained herein. Such terms and conditions may be amended from time to time. All amendments to this Agreement shall not be effective unless made in writing and signed by both parties.

3.	Compensation.

(a)	As compensation for services provided under this Agreement, the Employer shall pay to the Employee a base salary of $550,000.00 per year, prorated for any partial year in which this Agreement is in effect. Said salary shall be payable in equal bi-weekly installments according to Employer’s usual payroll schedule. Any salary increase shall be at the sole discretion of NAB and Employer’s Board of Directors (“Board”).

(b)	In addition to the base salary Employee will be entitled during each fiscal year during the Term hereof, to participate in the Short Term Incentive (STI) Plan with a target of 75% of his base salary pursuant to and under the terms of the Short-Term Incentive (“STI”) Plan of Employer. Nothing in this provision shall be construed to alter Employee’s right to a STI Plan rewards earned in his previous position with Employer. Additionally, Employee will be eligible during each fiscal year during the Term hereof, to participate in the executive Long-Term Incentive (“LTI”) Plan of Employer. Employee’s participation in the STI Plan and LTI Plan shall be subject to each Plan’s particular rules, regulations and provisions, as may be amended from time to time.

4.	Additional Benefits

(a)	Group Health Insurance. Employee shall be entitled to participate in such group health and dental insurance maintained by Employer, upon the same terms and conditions as other employees of Employer.

(b)	Retirement Plans. Employee shall be entitled to participate or receive any contributions of benefits in such retirement plans as the Employer shall adopt and have in place for all employees, as provided by (and subject to) the rules, regulations and provisions of such retirement plan(s).

(c)	Working Facilities. The Employer shall furnish the Employee, at the expense of the Employer, equipment and a staff as is reasonably necessary for the Employee to perform his duties as the President and Chief Executive Office of the Employer and which is comparable to those provide to the other senior executives.

(d)	Automobile. During the term of this Agreement, Employer will make a company automobile available for use by the Employee. In addition, the Employer will pay all operating costs for the operation of the automobile including license, gas, insurance and maintenance.

(e)	Business Expense. Employer shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Employer, pay and reimburse Employee for any and all necessary, customary and usual expenses (including reasonable entertainment) incurred by Employee for or on behalf of Employer in the normal course of business as determined to be appropriate by Employer.

(f)	Disability Insurance. Employee shall be entitled to participate in such long or short term disability insurance coverage offered by Employer, upon the same terms and conditions as other employees of Employer.

(g)	Life Insurance. Employee shall be entitled to participate in such life insurance programs offered by Employer, upon the same terms and conditions as other employees of Employer.

(h)	Vacation. Employee shall be entitled to vacation leave in an amount and under the conditions set forth in the Employer’s current vacation policy, prorated for any partial calendar year in which this Agreement is in effect, which shall be taken at such time or times as mutually agreed upon by Employee and the Board.

(i)	Sick Leave. Employee shall be entitled to sick leave in the amount and under the conditions set forth in the Employer’s current sick leave policy.

There is no guarantee that any such Employer-offered benefits will continue, and the available amount of such employee benefits to be solely at Employer’s discretion. Employee’s rights with respect to the benefits set forth herein shall be subject to (i) the provisions of all relevant contracts, policies, or plans providing such benefits; and (ii) the right of Employer to amend, modify or terminate any such benefits if that occurs with respect to all classes of employees covered by a given benefit. The Employee shall be entitled to no other compensation if he fails to meet the coverage requirements under any of the plans enumerated herein.

5.	Duties

(a)	Employee agrees to serve as the President and Chief Executive Office of Employer and to perform such duties as may reasonably be assigned to him by the Board, provided, however, that such duties shall be of the same character as those generally associated with the office held by Employee. Employee acknowledges that he will have one or more reporting lines to certain senior managers of NAB, who may reasonably assign him duties consistent with the wishes of the Board. Employee shall devote all of the Employee’s best efforts working time, knowledge, ability and skill to the business of the Employer. Employee shall report directly to the Board of the Employer, as well as to senior management of NAB whom NAB shall determine from time to time in its sole discretion. All earnings, fees, honorariums or other remuneration whatsoever earned or payable to the Employee as a result of activities associated with his with employment with the Employer belong to the Employer.

(b)	The Employee shall at all times perform Employee’s duties to the utmost of Employee’s capacity and ability and commensurate with the highest business and professional standards and ethics.

(c)	The Employee agrees to observe and comply with any applicable rules and regulations established by the Employer. The power to direct, control and supervise the duties to be performed, the manner of performing such duties, and the time for performing such duties shall be exercised by the Employer subject to the provisions of this Agreement.

(d)	The Employer shall not impose any employment duties of any kind which would require the Employee to violate any law or local ordinance.

(e)	The Employee shall perform all services and discharge his duties pursuant to this Agreement at the Employer’s executive offices which are located in Sioux Falls, South Dakota, but which may relocate as determined by the Board.

6.	Assignment.

This Agreement is for the provision of personal services from Employee to Employer, and Employee may not assign or delegate his duties or obligations hereunder.

7.	Disability During Employment.

If the Employee from any cause becomes wholly disabled from continuing the duties of employment, Employee shall receive compensation on the following basis: For ninety (90) days only of such disability, the disabled Employee shall be paid 100% of Employee’s monthly base compensation. At the conclusion of ninety (90) days of such disability, base compensation shall cease. At the conclusion of the ninety (90) days of such disability, Employee’s employment hereunder shall be terminated.

8.	Death During Employment.

If the Employee dies during the term of Employee’s employment, the Employer shall pay to the estate of the Employee the compensation which would otherwise be payable to the Employee up to the date of death.

9.	Termination

This Employment Contract shall continue until and unless it is terminated by any of the following events:

(a)	Termination upon disability or death as provided above.

(b)	Immediately by Employer due to termination for cause, including, without limitation, the failure of Employee to comply with the terms and conditions of this Employment Contract, as provided by law, or any of the following.

(1)	Employee has been formally indicted or charged with any felonious criminal violation, or violent crimes.

(2)	The Employee’s conviction of any crime or offense involving monies or other property, or his commission of fraud or embezzlement.

(3)	The Employee’s willful or continual neglect or failure to discharge his duties.

(4)	The Employee’s violation of any material South Dakota law, federal law, or any other conduct, which reveals or demonstrates behavior or character traits of Employee which are reasonably considered detrimental to Employer.

(c)	A mutual written agreement between Employee and Employer to terminate this Employment Contract.

(d)	By either party without cause upon fifty two (52) weeks written notice to the other party, or, if the Employer provides written notice under this clause, by the Employer paying the Employee 52 week base salary in lieu of notice, subject to law.

10	Non Competition

The Employee covenants and agrees that:

(a)	Non-Competition. During the term of this Agreement or so long as the Employee is an employee of Employer and for a period of one year thereafter, the Employee shall not without the prior written consent of Employer, which consent may be withheld at Employer’s sole and absolute discretion, directly or indirectly, as an employee, employer, independent contractor, agent, principal, proprietor, partner, member, stockholder, owner, investor, financier, consultant, director, corporate officer or otherwise engage in any business or render any services to any business, person or entity that completes in the same business or profession of Employer in Lincoln and/or Minnehaha Counties, South Dakota, or within a twenty-five (25) mile radius of any office where Employer or Employee has a branch or facility. If Employee is terminated without cause by Employer, Employer shall have the burden of proving the reasonableness of this Section NW2d513.

(b)	Modification. If the scope of any restrictions contained in this section are too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be modified accordingly in any proceeding brought to enforce such restrictions.

11.	Trade Secrets and Confidential Information - Nondisclosure.

Employee acknowledges that in the course of his relationship with the Employer, Employee will acquire confidential information of a special and unique nature and value relating to Employer’s business. Such information shall be considered a trade secret owned by Employer, which information shall include, but is not limited to, the names and addresses of customers and potential customers, customer records, contracts, records concerning potential business locations, information concerning Employer’s systems, policies, methods of operation, plans, processes, procedures, manuals, marketing strategies, pricing and all other non-public information acquired by Employee as a result of or during the course of his relationship with the Employer. Employee agrees that all such information acquired during the course of his relationship with the Employer, whether such information is communicated in written or verbal form, constitute trade secrets of Employer. Employee agrees that Employee shall not at any time or in any manner, either directly or indirectly, divulge or disclose Employer’s trade secrets to any other person or entity. In addition, Employee agrees that Employee shall not use such trade secrets in competition with Employer or for the gain or benefit of Employee or any other person or company. Employee further agrees that, following termination of this Agreement, Employee shall not remove or retain any document, copy of document or any other recording, in any type or form, relating to said trade secrets and, further, Employee shall not utilize or divulge said trade secrets to any other person or company, regardless of whether such knowledge or information is in recorded form or otherwise.

12.	Acknowledgement.

Employee acknowledges that compliance with Section 10 and Section 11 of this Agreement is necessary to protect the business and goodwill of Employer. A breach of which will result in immediate and irreparable injury, loss, or damage to Employer, for which money damages may not provide adequate relief. Consequently, Employee agrees that, in the event Employee breaches the covenants contained in Section I 0 and/or Section 11 herein, Employer shall be entitled to both preliminary or permanent injunction in order to prevent the continuation of such harm. In addition, the non-competition covenant shall be tolled during the period of time any breach occurs. Said injunctive relief and other remedies shall be cumulative and non-exclusive, and shall be in addition to any other remedy that Employer may have. Furthermore, the parties agree that, in the event that Employer takes action to enforce either or both sections, the losing party in the litigation shall pay all of the winning party’s costs of enforcement hereof, including reasonable attorney’s fees.

13	Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to Employee’s residence in the case of the Employee or to its principal office in the case of the Employer.

14.	Waiver of Breach.

The waiver by the Employer of a breach of any provisions of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

15.	Entire Agreement

This instrument contains the entire agreement of the parties and replaces all current employment agreements. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and permitted assigns.

17.	Invalidity or Unenforceability of Particular Provisions.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

18.	Governing Law.

This Agreement shall be construed and enforced under and in accordance with the laws of South Dakota, without reference to its conflict or choice of law provisions, with exclusive venue for resolution of disputes in the State Circuit Court for the Second Judicial Circuit, Minnehaha County, South Dakota.

19	No Third-Party Rights.

Nothing in this Agreement shall be construed as creating or giving rise to any rights in any third parties or any persons other than the parties hereto.

20	Drafting Presumption.

Employer and Employee agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one party or the other drafted this Agreement.

21.	Survival of Representations and Covenants.

The provisions of this Agreement shall survive the term of this Agreement and the performance of the provisions by the parties hereto.

22.	Amendment

This Agreement may be amended only by the written agreement by the parties hereto.

The Company shall only enter into such amendment upon the unanimous written consent of the Company shareholders.

23.	Further Action.

The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

24.	Counterparts.

This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

25.	Confidentiality.

This Agreement and any documents obtained in the course of the negotiation of the same shall remain confidential and shall not be disclosed by Employee to any party, except for Employee’s spouse, legal advisors, accountants, and tax preparers, who agree to hold such information on a confidential basis.

IN WITNESS WHEREOF, this Employment Contract has been signed on the day and year first above written.

GREAT WESTERN BANK

/s/ Andrew Thorburn
ANDREW THORBURN
CEO, BNZ (People Leader of Ken Karels)

/s/ Kenneth Karels
KENNETH KARELS
EMPLOYEE (Direct Report of Andrew Thorburn)